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                                                                  Exhibit (e)(2)



                            CONFIDENTIALITY AGREEMENT

                                     between

                                   Celanese AG
                                  ("Company")

                                       and

                          Kuwait Petroleum Corporation
                                    ("KPC")

                    (Company and KPC together the "Parties")

                                      dated

                                 28 August 2002

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                                    PREAMBLE

                  WHEREAS a potential bidder ("Bidder") is interested to acquire all outstanding shares in the Company by way of a public take-over bid to the shareholders of the Company (the "Takeover Bid" or "Transaction").

                  WHEREAS KPC holds about 26 percent of the shares in the Company and has indicated its interest to participate in the Transaction by selling its shareholding in the Company to the Bidder.

                  WHEREAS KPC shall receive based on, and subject to, the terms and conditions of this confidentiality agreement (the "Agreement") certain information relating to the Company.

NOW THEREFORE, the parties hereto agree as follows:

                                       I.

                       CONFIDENTIAL AND PUBLIC INFORMATION

1. All information (whether written or oral) furnished (whether before or after the date hereof) by or on behalf of the Company, or any of its affiliates, agents and advisors, to KPC, or any of its directors, officers, employees, agents and advisors (collectively "Representatives"), in connection with the Transaction and all analyses, compilations, forecasts, studies or other documents prepared by KPC or its Representatives which contain or reflect any such information shall be confidential ("Confidential Information").

2. The term "Confidential Information" does not include any information that (i) at the time of the disclosure or thereafter is generally available to, and known by, the public (other than as a result of an unauthorised disclosure, directly or indirectly, by KPC or its Representatives), (ii) was available to KPC on a non-confidential basis from a source other than the Company, any of its affiliates, agents or advisors, provided, that

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         such source is not, and was not known to KPC to be bound by a confidentiality obligation to the Company, or any of its affiliates, or
         (iii) has been independently acquired or developed by KPC without violating any of its obligations under this Agreement (altogether "Public Information").

                                       II.

            DUTIES AND OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION

1. Confidential Information will be used solely for the purpose of evaluating the Transaction by KPC and will not be used in any way, directly or indirectly, in a manner which might be detrimental to the Company, or any of its affiliates.

         Such information will be kept strictly confidential by KPC, except that KPC may disclose the Confidential Information, or portions thereof, to those of its Representatives who need to have such information for the purpose of evaluating the Transaction, it being understood that, before disclosing the Confidential Information, or any portion thereof, to any of its Representatives, KPC will inform them as to the confidential nature of the Confidential Information and obtain their agreement to be bound by this Agreement.

2. In the event that KPC, or any of its Representatives, becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or otherwise) to disclose any of the Confidential Information, KPC shall promptly notify the Company of such requirements so that the Company, or any of its affiliates, may seek a protective order or other appropriate remedy. KPC shall demonstrate reasonable efforts to support the Company in seeking such protective order, and the Company shall reimburse KPC for all reasonable costs, if any, arising from such support.

3.       If the Transaction should finally not be consummated, KPC will promptly
         (i) return to the Company or destroy all copies of the Confidential Information in the possession of KPC or any of its Representatives and destroy any analyses, compilations, forecasts, studies, other documents or electronic data prepared by KPC, or for the use of KPC, containing or reflecting any Confidential Information and (ii) confirm in

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         writing to the Company that all such material has been returned or destroyed, respectively, in compliance with the terms of this Agreement.

4. Without the prior written consent of the Company neither KPC nor any of its Representatives will disclose to any third party that KPC or the Bidder have requested or received Confidential Information from the Company, or any of its affiliates, agents or advisors.

5. It is further agreed that KPC and any of its Representatives shall not disclose the existence of the discussions on the Transaction to any supplier or customer of the Company, or any of its affiliates, without the Company's express consent.

6. KPC further acknowledges that the Company, or any of its affiliates, do not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Confidential Information. KPC agrees that neither the Company or any of its affiliates nor any of their directors, officers, employees, agents and advisors shall have any liability to KPC, or any of its Representatives, resulting from any use of the Confidential Information by KPC or its Representatives, except as, and to the extent, expressly provided in the definitive agreements relating to the Transaction.

7. KPC hereby undertakes to indemnify and compensate the Company, or any of its affiliates, from any and all liabilities and damages, reasonable costs, or losses suffered by the Company, or any of its affiliates, caused by any breach or non-performance of any of KPC's, duties and obligations pursuant to this Agreement.

                                      III.

                           TERMINATION OF DISCUSSIONS

1. Pursuant to the confidentiality agreement in place between the Company and the Bidder, the Company is entitled at any time to terminate any discussions concerning the Transaction ("Termination") or to enter into any transaction with a third party without prior notice to the other party. If the Company so decides all claims for damages, irrespective of their bases, including culpa in contrahendo are excluded,

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         unless such damage claims are based on proven gross negligence or willful misconduct.

2. This Agreement shall terminate on the third anniversary of the date of termination of the discussions between the Company and the Bidder as evidenced by written statement by the Company to KPC or, in any event, the latest on the fifth anniversary on the date hereof.

                                       IV.

                                FEES AND EXPENSES

         Each party shall bear its own expenses and fees in connection with the actions contemplated herein.

                                       V.

                                  MISCELLANEOUS

1. If any of the provisions of this Agreement should be or become invalid or should not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced and the gap be filled by a legally valid arrangement which would correspond as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim and purpose of this Agreement if they had recognized the gap.

2. This Agreement shall be governed by the laws of the Federal Republic of Germany. The courts of Frankfurt am Main shall have jurisdiction for all disputes out of, or in connection with, this Agreement including disputes about its validity.

Celanese AG

By /s/Andreas Pohlmann              /s/ Joachim Kaffanke
   -----------------------          ------------------------
   Andreas Pohlmann                 Joachim Kaffanke

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Date September 11, 2002
     ---------------------

Kuwait Petroleum Company

By    /s/ Nader H. Sultan
     ---------------------
Nader H. Sultan
Deputy Chairman & Chief Executive Officer

Date 8.9.2002
     ---------------------

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